State of Delaware
Secretary of State
Division of Corporations
Delivered 01:37 PM 04/28/2022
FILED 01:37 PM 04/28/2022
SR 20221679421 - FileNumber 6767007

STATE *of* DELAWARE CERTIFICATE of INCORPORATION A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is ETHICSTREAM INC.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. BROAD ST., SUITE 201, MIDDLETOWN DE 19709. The county of the registered offioe is NEW CASTLE. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC..

ARTICLE HI,

The total number of shares of common stock that the corporation shall be authorized to issue is 10000000 at $0.000100 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLEV.

The name and mailing address of the incorporator is ANNA MANUKYAN at 10601 CLARENCE DR. #250, FRISCO, TX 75033.

I, **the undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: April 28th, 2022



ANNA MANUKYAN, Incorporator